AZZ Inc. Reports Record Financial Results for
Fiscal Year 2017

Full Year Fiscal 2017 EPS of $2.33 on a Reported Basis, its 30th consecutive year of profitability

Annual Revenues of $858.9 million, down $44.3 million or 4.9% below Fiscal 2016

Revises EPS guidance range for fiscal 2018 to $2.60 - $3.10 and sales to $880 million - $950 million

April 20, 2017 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three and twelve-month periods ended February 28, 2017.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “Fiscal 2017 was a challenging year. Our Galvanizing segment experienced reduced orders from soft markets in oil and gas, petrochemical, and solar. We continued to experience reduced refinery turnarounds and maintenance in our Energy segment during the fourth quarter and were also impacted by project delays for Westinghouse nuclear projects. Despite lower sales in both business segments, fiscal 2017 was AZZ’s 30th consecutive year of profitability, a testament to all the employees of AZZ.”

“We expect North American galvanizing market conditions to begin to improve in the second half of fiscal 2018 as infrastructure spend increases. During fiscal 2017 we were able to capture better pricing in the market to partially offset the weakness in demand. We believe this pricing dynamic will serve us well going forward. We also expect to introduce our new GalvaBar™ bendable galvanized rebar and enter the powder coating business in fiscal 2018. These are new opportunities that we believe will enable us to drive increased sales growth in fiscal 2018 and future years.”

Mr. Ferguson continued, “We believe fiscal 2018 will benefit from an improvement in refinery turnarounds and nuclear maintenance outages that have now been deferred for several quarters. We are well positioned to execute on those projects once they are scheduled. We are pleased with our solid backlog and improving demand in other electrical and industrial markets, as incoming orders are strengthening.”

“Given the market dynamics of fiscal 2017, and our potential exposure to the recent bankruptcy filing by Westinghouse, we are making an adjustment to our guidance for the fiscal year 2018 and revising our EPS range from $2.85 - $3.15 per diluted share to $2.60 - $3.10 per diluted share. We are also revising our sales guidance for fiscal 2018 from $900 million - $970 million to $880 million - $950 million.”

“As we begin the new fiscal year, we maintain a positive outlook for fiscal 2018, and are encouraged by a more efficient operating platform as a result of our realignment efforts and will increase our focus on procurement and operating efficiencies. We also are seeing an increase in galvanizing demand and anticipate a rebound of our galvanizing business during the second half of the fiscal year. We continue to focus on fiscally responsible growth through our internal investment in new leading edge products in our Galvanizing segment; additional technology investments in our Energy segment; a robust pipeline of potential acquisition opportunities; and a new credit financing facility that will support our strategic growth initiatives. Looking forward, we believe that our businesses are well poised for the resurgence in infrastructure project spending not only in North America, but across the globe,” concluded, Mr. Ferguson.

Fourth Quarter and Fiscal Year Results

Revenues for the fourth quarter were $193.8 million compared to $217.6 million for the same quarter last year, a decrease of 11 percent. Net income for the fourth quarter was $11.6 million, or $0.44 per diluted share, compared to net income of $16.1 million, or $0.62 per diluted share, for last year’s fourth fiscal quarter.

For the twelve-month period, the Company reported revenues of $858.9 million compared to $903.2 million for the comparable period last year, a decrease of 4.9 percent. Net income for the twelve months was $60.9 million, which included an $8.0 million charge for realignment taken during the year, or $2.33 per diluted share, compared to $76.8 million, or $2.96 per diluted share compared to the prior fiscal year.

Bookings for fiscal 2017 were $858.9 million, compared to $905.1 million for the prior year, a decrease of 5.1 percent. Backlog at the end of the 2017 fiscal year was $346.4 million, an increase of 3.6 percent compared to backlog at the end of the prior year of $334.5 million. Incoming orders for the year were $858.9 million while revenues for the year totaled $858.9 million, resulting in a book to bill ratio of 1.0. Approximately 36.8% percent of the $346.4 million in backlog is expected to be delivered outside of the U.S.

Energy Segment

Revenues for the Energy segment for the fourth quarter of fiscal 2017 were $112.1 million as compared to
$117.0 million for the same quarter last year, decreasing by 4.2 percent. Operating income for the segment fell 23.8 percent to $9.6 million compared to $12.7 million in the same period last year. Operating margins for the fourth quarter were 8.6 percent as compared to 10.8 percent in the prior year period. For full year fiscal 2017, Energy segment revenues decreased 3.5 percent to $483.4 million and operating income decreased 11.0 percent to $52.0 million compared to $500.8 million and $58.5 million respectively, in the prior year period. Operating margins for the 2017 fiscal year were 10.8 percent as compared to 11.7 percent in the prior fiscal year, as a result of decreased sales volume.

Galvanizing Segment

Revenues for the Company’s Galvanizing segment for the fourth quarter of fiscal 2017 were $81.6 million, compared to the $100.6 million in the same period last year, a decrease of 18.8 percent. Operating income was $18.4 million as compared to $23.1 million in the prior period, a decrease of 20.5 percent. Operating margins for the fourth quarter were 22.5 percent, compared to 22.9 percent in the same period last year. For full year fiscal 2017, Galvanizing segment revenues decreased 6.7 percent to $375.5 million and operating income decreased 16.6 percent to $79.0 million compared to $402.4 million and $94.8 million respectively, for the prior fiscal year, and were negatively affected by $7.3 million of realignment charges taken during fiscal 2017. As a result, operating margins for the 2017 fiscal year were 21.0 percent compared to 23.6 percent in the prior fiscal year.

Conference Call

AZZ Inc. will conduct a conference call to discuss financial results for the fourth quarter and fiscal year 2017 at 11:00 A.M. ET on Thursday, April 20, 2017. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at
http://www.azz.com/investor-relations. A replay of the call will be available for three days following the call at (877) 344-7529 or (412) 317-0088 (international), confirmation #10104959, or for 30 days at
http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
	(unaudited)	(unaudited)

Net sales	$193,759	$217,611	$858,930	$903,192
Costs of sales	148,055	162,757	654,146	673,081
Gross margin	45,704	54,854	204,784	230,111

Selling, general and administrative	25,526	28,278	106,424	107,823
Operating income	20,178	26,576	98,360	122,288

Interest expense	3,573	3,543	14,732	15,155
Net (gain) loss on sale property, plant and equipment and insurance proceeds	50	138	76	(327)
Other (income) expense, net	(248)	2,264	(1,197)	3,092
Income before income taxes	16,803	20,631	84,749	104,368
Income tax expense	5,219	4,555	23,828	27,578
Net income	$11,584	$16,076	$60,921	$76,790
Earnings per common share
Basic	$0.45	$0.62	$2.35	$2.98
Diluted	$0.44	$0.62	$2.33	$2.96
Diluted average shares outstanding	26,110	25,988	26,097	25,937

Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
	(unaudited)	(unaudited)

Net sales:
Energy	$112,138	$117,043	$483,394	$500,830
Galvanizing	81,621	100,568	375,536	402,362
	$193,759	$217,611	$858,930	$903,192

Segment operating income :
Energy	$9,646	$12,664	$52,029	$58,471
Galvanizing	18,354	23,077	79,033	94,766
Corporate	(7,822)	(9,165)	(32,702)	(30,949)
Total segment operating income	$20,178	$26,576	$98,360	$122,288

Condensed Consolidated Balance Sheet
(in thousands)

	February 28, 2017	February 29, 2016

Assets:
Current assets	$296,537	$309,334
Net property, plant and equipment	228,610	226,333
Other assets, net	452,692	446,343
Total assets	$977,839	$982,010

Liabilities and shareholders’ equity:
Current liabilities	$141,850	$148,405
Long term debt due after one year, net	254,800	302,429
Other liabilities	51,550	49,960
Shareholders’ equity	529,639	481,216
Total liabilities and shareholders’ equity	$977,839	$982,010

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	February 28, 2017	February 29, 2016

Net cash provided by operating activities	$111,176	$143,589
Net cash used in investing activities	(63,344)	(99,308)
Net cash used in financing activities	(76,619)	(25,323)
Effect of exchange rate changes on cash	(102)	(1,294)
Net decrease in cash and cash equivalents	$(28,889)	$17,664
Cash and cash equivalents at beginning of period	40,191	22,527
Cash and cash equivalents at end of period	$11,302	$40,191

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